EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-218480, 333-220265 and 333-232406 on Form S-3 and Registration Statement No. 333-220264, 333-232407 and 333-248736 on Form S-8 of Limbach Holdings, Inc. of our report dated March 25, 2021 relating to the financial statements appearing in this Annual Report on form 10-K.

/s/ Crowe LLP

Atlanta, Georgia
March 25, 2021